                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-18511

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 1997)

$100,000,000

ENRON OIL & GAS COMPANY
                                                                    [ENRON LOGO]
6.50% NOTES DUE 2004

The 6.50% Notes due 2004 (the "Notes") of Enron Oil & Gas Company (the "Company") being offered hereby will mature on September 15, 2004. Interest on the Notes is payable on March 15 and September 15 of each year, beginning March 15, 1998. The Notes may not be redeemed prior to maturity and will not be subject to any sinking fund. See "Description of Notes."

The Notes will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as otherwise described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Description of Notes - Book-Entry Only System."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                            PRICE TO                UNDERWRITING             PROCEEDS TO
                                            PUBLIC(1)                 DISCOUNT            THE COMPANY(1)(2)
Per Note.............................       99.744%                .625%                  99.119%
Total................................       $99,744,000            $625,000               $99,119,000

--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from September 29, 1997.
(2) Before deducting expenses payable by the Company estimated at $100,000.

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form through the facilities of the Depositary on or about September 29, 1997, against payment therefor in immediately available funds.

SALOMON BROTHERS INC
               GOLDMAN, SACHS & CO.
                               LEHMAN BROTHERS
                                            MORGAN STANLEY DEAN WITTER

The date of this Prospectus Supplement is September 24, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                 CAPITALIZATION

The following table sets forth the summary consolidated capitalization of the Company and its consolidated subsidiaries as of June 30, 1997, and as adjusted for the issuance by a subsidiary on August 28, 1997 of approximately $40,000,000 in United States of America currency equivalent of bonds denominated in Trinidad & Tobago dollars, the retirement on August 28, 1997 of $40,000,000 aggregate principal amount of Notes due 1999 of a subsidiary, the borrowing since June 30, 1997 of $50,774,000 through the issuance of commercial paper, the borrowing since June 30, 1997 of $54,076,000 pursuant to bank debt, the repayment on September 18, 1997 of $30,000,000 of Notes due 1999, and the issuance of the Notes offered hereby. See "Use of Proceeds."

                                                          ACTUAL        AS ADJUSTED
                                                        -----------     -----------
                                                              (IN THOUSANDS)
Long-term debt
  Company:
     Commercial paper.................................   $ 126,876       $  78,631
     Bank debt (floating).............................     127,424         181,500
     Notes due 1998 (9.10%)...........................      20,000          20,000
     Notes due 1999 (floating)........................      30,000               -
     Notes due 2004 (6.50%)...........................           -         100,000
     Notes due 2006 (6.70%)...........................     150,000         150,000
  Subsidiary companies:
     Notes due 1998 (5.44%)...........................      16,000          16,000
     Notes due 1998 (floating)........................      15,000          15,000
     Notes due 1999 (floating)........................      40,000               -
     Notes due 2001 (floating)........................     105,000         105,000
     Trinidad & Tobago Bonds due 2022 (16.00%)........           -          40,000
     Other............................................       3,304           3,304
  Unamortized debt discount...........................           -            (256)
                                                        ----------      ----------
          Total long-term debt........................     633,604         709,179
                                                        ----------      ----------
Shareholders' equity
  Common stock........................................     201,600         201,600
  Additional paid in capital..........................     388,153         388,153
  Unearned compensation...............................      (5,211)         (5,211)
  Cumulative foreign currency translation adjustment..     (11,665)        (11,665)
  Retained earnings...................................     735,734         735,734
  Common stock held in treasury.......................     (53,612)        (53,612)
                                                        ----------      ----------
          Total shareholders' equity..................   1,254,999       1,254,999
                                                        ----------      ----------
            Total capitalization......................  $1,888,603      $1,964,178
                                                        ==========      ==========

                                USE OF PROCEEDS

The net proceeds from the sale of the Notes offered hereby will be used to retire commercial paper borrowings. As of September 23, 1997, the weighted average interest rate on the debt to be retired was approximately 5.60%.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                SIX
                                               MONTHS
                                               ENDED                      YEAR ENDED DECEMBER 31,
                                              JUNE 30,    --------------------------------------------------------
                                                1997        1996        1995        1994        1993        1992
                                              --------    --------    --------    --------    --------    --------
Ratio of Earnings to Fixed Charges..........   4.09        9.27        10.64       11.12       7.95        3.95

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus (the "Prospectus"), which this Prospectus Supplement accompanies, as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

The Notes will be limited to $100,000,000 aggregate principal amount and will mature on September 15, 2004. The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from September 29, 1997 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1998, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the March 1 or September 1, as the case may be, next preceding such interest payment date.

The Notes may not be redeemed prior to maturity, and are not entitled to any sinking fund. With certain exceptions and pursuant to certain requirements set forth in the Indenture, the Company may discharge its obligations under the Indenture with respect to the Notes as described under "Description of Debt Securities - Discharge of Indenture" in the Prospectus. Prospective investors are urged to consult their own advisors as to the tax consequences of any such action.

BOOK-ENTRY ONLY SYSTEM

The Notes will be issuable only as registered securities and will be represented by one certificate (the "Global Security") to be registered in the name of the nominee of The Depository Trust Company ("DTC") or any successor depositary (the "Depositary"). The Depositary will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. In accordance with its normal procedures, the Depositary will record the interests of each Depositary participating firm ("Participant") in the Notes, whether held for its own account or as a nominee for another person.

So long as the nominee of the Depositary is the registered owner of the Notes, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a Beneficial Owner, as hereinafter defined, of interests in the Notes will not be entitled to have the Notes represented by the Global Security registered in their names, will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Notes under the Indenture. A Beneficial Owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Notes and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A Beneficial Owner's interest in the Notes will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such Beneficial Owner's account for such purpose. In turn, the Participant's interest in such Notes will be recorded, in integral multiples of $1,000, on the records of the Depositary. Therefore, the Beneficial Owner must rely on the foregoing arrangements to evidence its interest in the Notes. Beneficial ownership of the Notes may be transferred only by compliance with the procedures of a Beneficial Owner's Participant (e.g, brokerage firm) and the Depositary. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in the Global Security.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account the DTC interests in the Global Security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Security for certificated Notes, which it will distribute to its Participants in accordance with its customary procedures.

The rights of ownership must be exercised through the Depositary and the book-entry system. Notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depositary. It is expected that the Depositary will forward the notices to the Participants by its usual procedures, so that Participants may forward such notices to the Beneficial Owners. Neither the Company nor the Trustee will have any responsibility or obligation to assure that any notices are forwarded by the Depositary to any Participant or by any Participant to the Beneficial Owners.

DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Settlement for the Notes will be made in immediately available funds. So long as the Notes are subject to DTC's book-entry system, the Notes will trade in DTC's Same-Day Funds Settlement system until maturity, and therefore DTC will require that secondary trading activity in the Notes be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below.

                                                                     PRINCIPAL
    NAME                                                          AMOUNT OF NOTES
    ----                                                          ---------------
    Salomon Brothers Inc........................................    $ 25,000,000
    Goldman, Sachs & Co.........................................      25,000,000
    Lehman Brothers Inc.........................................      25,000,000
    Morgan Stanley & Co. Incorporated...........................      25,000,000
                                                                    ------------
         Total..................................................    $100,000,000
                                                                    ============

Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters initially propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a concession not in excess of 3/8% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 1/4% of the principal amount of the Notes to certain other dealers. After the initial public offering the price and such concessions may be changed.

The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or any trading market for the Notes.

The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

The Underwriters may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Securities Act of 1934. Over-allotment involves an Underwriter's sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Underwriter covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover a short position. Such stabilizing transactions and covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. If commenced, these transactions may be discontinued at any time.

In the ordinary course of their respective businesses, the Underwriters or their affiliates have provided investment banking and financial advisory services to the Company, its subsidiaries or affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future.

                             VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for the Company by Vinson & Elkins L.L.P. and for the Underwriters by Bracewell & Patterson, L.L.P. Bracewell & Patterson, L.L.P. currently provides services to the Company and certain of its subsidiaries and affiliates as outside counsel on matters unrelated to the issuance of the Notes.

PROSPECTUS

                            ENRON OIL & GAS COMPANY

                                DEBT SECURITIES
                                  COMMON STOCK

                            ------------------------

     Enron Oil & Gas Company (the "Company") may offer from time to time its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Company and/or Enron Corp. (the "Selling Stockholder") may also offer and sell from time to time shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"). The Debt Securities and the Common Stock are collectively referred to as the "Securities". The aggregate initial offering price of the Debt Securities and the Common Stock to be offered by the Company hereby will not exceed $313,207,962, and the number of shares of Common Stock offered by the Selling Stockholder hereby will not exceed 4,940,000. The Securities may be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and, to the extent required, set forth in a Prospectus Supplement.

     The Debt Securities may be offered as separate series. The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, or payment of additional amounts or any sinking fund provisions, and any other specific terms in connection with the offering and sale of such series (the "Offered Debt Securities") will be set forth in a Prospectus Supplement.

     The Securities may be sold directly by the Company or the Selling Stockholder to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholder. Enron Corp. currently owns approximately 53% of the outstanding Common Stock.

     The Common Stock is listed on the New York Stock Exchange under the symbol "EOG". On February 7, 1997 the last reported sale price of Common Stock on the New York Stock Exchange Composite Tape was $21.25 per share.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE"), and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of Registration Statements on Form S-3 (collectively, together with all amendments and exhibits thereto, the "Registration Statements") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statements or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, Current Report on Form 8-K dated November 18, 1996, and the description of the Common Stock contained in the Registration Statement on Form 8-A declared effective on October 3, 1989, are incorporated herein by reference.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests should be directed to Secretary, Enron Oil & Gas Company, at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone:
713-853-6161).
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company, a Delaware corporation organized in 1985, is engaged, either directly or through a marketing subsidiary with regard to domestic operations or through various subsidiaries with regard to international operations, in the exploration for, and the development, production and marketing of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad and India and, to a lesser extent, selected other international areas. At December 31, 1995, the Company's estimated net proved natural gas reserves were 3,343 billion cubic feet ("Bcf"), including 1,180 Bcf of proved undeveloped methane reserves in the Big Piney deep Paleozoic formations and amounts related to a volumetric production payment, and the Company's estimated net proved crude oil, condensate and natural gas liquids reserves were 50 million barrels. At such date, approximately 78% of the Company's reserves (on a natural gas equivalent basis) was located in the United States, 10% in Canada, 8% in Trinidad and 4% in India.

     Unless the context requires otherwise, as used in this Prospectus the "Company" shall mean Enron Oil & Gas Company and its subsidiaries.

EXPLORATION AND PRODUCTION

  NORTH AMERICAN OPERATIONS

     The Company's seven principal United States producing areas are the Big Piney area in northwest Wyoming, South Texas area, East Texas area, Offshore Gulf of Mexico area, Canyon Trend area in West Texas, Pitchfork Ranch area in southeast New Mexico and Vernal area in northeast Utah. Properties in these areas are substantially all operated by the Company, and comprised approximately 67% of the Company's United States reserves (on a natural gas equivalent basis) and 90% of the Company's maximum United States net natural gas deliverability as of December 31, 1995.

     The Company's other United States natural gas and crude oil producing properties are located primarily in other areas of Texas, Utah, New Mexico, Oklahoma, California, Mississippi and Kansas.

     At December 31, 1995, 95% of the Company's proved United States reserves (on a natural gas equivalent basis) was natural gas and 5% was crude oil, condensate and natural gas liquids. A substantial portion of the Company's United States natural gas reserves is in long-lived fields with well-established production histories. The Company believes that opportunities exist to increase production in many of these fields through continued infill and other development drilling.

     The Company also has natural gas and crude oil producing properties located in Western Canada, primarily in the provinces of Alberta, Saskatchewan and Manitoba.

  OUTSIDE NORTH AMERICA OPERATIONS

     The Company has operations offshore Trinidad and India, was recently awarded by Venezuela the rights to pursue development of reserves on the Gulf of Paria East Block offshore the eastern state of Sucre, and is conducting exploration in selected other international areas. Properties offshore Trinidad and India comprised 100% of the Company's proved reserves and production outside of North America at year end 1995.

MARKETING

     Wellhead Marketing. The Company's North America wellhead natural gas production is currently being sold on the spot market and under long-term natural gas contracts at market responsive prices. In many instances, the long-term contract prices closely approximate the prices received for natural gas being sold on the spot market. Wellhead natural gas volumes from Trinidad are sold at prices that are based on a fixed price schedule with annual escalations. Natural gas volumes in India will be sold to the Gas Authority of India, Ltd. under a take-or-pay contract at a price linked to a basket of world market fuel oil quotations with floor and ceiling limits. Approximately 30% of the Company's wellhead natural gas production is currently being sold to pipeline and marketing subsidiaries of Enron Corp. The Company believes that the terms of its transactions and agreements with Enron Corp. and/or its affiliates are and intends that future such transactions and agreements will be at least as favorable to the Company as could be obtained from third parties.

     Substantially all of the Company's wellhead crude oil and condensate is sold under various terms and arrangements at market responsive prices.

     Other Marketing. Enron Oil & Gas Marketing, Inc. ("EOGM"), a wholly-owned subsidiary of the Company, is a marketing company engaging in various marketing activities. Both the Company and EOGM contract to provide, under short-term and long-term agreements, natural gas to various purchasers and then aggregate the necessary supplies for the sales with purchases from various sources including third-party producers, marketing companies, pipelines or from the Company's own production. In addition, EOGM has purchased and constructed several small gathering systems in order to facilitate its entry into the gathering business on a limited basis. Both the Company and EOGM utilize other short-term and long-term hedging and trading mechanisms including sales, purchases and options utilizing NYMEX-related commodity market transactions. These marketing activities have provided an effective balance in managing a portion of the Company's exposure to commodity price risks for both natural gas and crude oil and condensate wellhead prices.

                                USE OF PROCEEDS

     The Company intends to apply any net proceeds it receives from the sale of the Securities to its general funds to be used for general corporate purposes, including in certain circumstances to retire outstanding indebtedness. Any specific allocations of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein. The Company will not receive any of the proceeds of the sale of Common Stock by the Selling Stockholder.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            NINE MONTHS                     YEAR ENDED DECEMBER 31,
                                               ENDED          ----------------------------------------------------
                                         SEPTEMBER 30, 1996     1995       1994       1993       1992       1991
                                         ------------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges.....         9.98           10.64      11.12      7.95       3.95       2.21

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus interest, net of amounts capitalized. Fixed charges consist of interest on debt including amounts capitalized, amortization of debt discount and issuance expense and that portion of rental expense determined to be representative of interest.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities are described in the Prospectus Supplement relating to such Offered Securities.

     The Debt Securities will be unsecured obligations of the Company issued under an Indenture (the "Indenture") between the Company and Texas Commerce Bank National Association, as Trustee (the "Trustee"), dated as of September 1, 1991. The following statements are summaries of certain provisions contained in the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. They do not purport to be complete statements of all the terms and provisions of the Indenture, and reference is hereby made to the Indenture for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Wherever reference is made in the following statements to a particular section of the Indenture, such section shall be deemed to be incorporated in such statements as a part thereof, and such statements are qualified in their entirety by such reference. The italicized references below are to the section numbers in the Indenture.

GENERAL

     The Indenture does not limit the aggregate principal amount of unsecured debentures, notes or other evidences of indebtedness of the Company which may be issued thereunder from time to time in one or more series by the Company, and the Company may in the future issue additional securities (in addition to the Debt Securities) under the Indenture. At January 31, 1997, $150,000,000 principal amount of notes are outstanding under the Indenture. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt
Securities: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the principal of the Offered Debt Securities is payable; (iv) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (vii) the obligation, if any, and the option, if any, of the Company to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities shall be redeemed, purchased or repaid in whole or in part, pursuant to such obligation or option; (viii) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more permanent global securities and, if so, the identity of the depositary for such permanent global securities; (ix) any trustees, paying agents, transfer agents or registrars with respect to Offered Debt Securities; and (x) any other term of the Offered Debt Securities (which term shall not be inconsistent with the provisions of the Indenture. (Section 301.)

     The Company will maintain in each place specified by the Company for payment of any series of Offered Debt Securities an office or agency where Offered Debt Securities of that series may be presented or surrendered for payment, where Offered Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Offered Debt Securities of that series and the Indenture may be served.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) No service charge will be made for any transfer or exchange of such Offered Debt

Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto. (Section 305.)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a Event of Default and the continuation thereof. (Section 101.)

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

PERMANENT GLOBAL DEBT SECURITIES

     If any Offered Debt Securities are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. (Section 305.) Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

LIMITATIONS ON LIENS

     The Indenture provides that so long as any of the securities issued under the Indenture (including the Debt Securities) are outstanding, the Company will not, and will not permit any Subsidiary to, create or suffer to exist, except in favor of the Company or any Subsidiary, any Lien upon any Principal Property at any time owned by it, to secure any Funded Debt of the Company or any Subsidiary, unless effective provision is made whereby outstanding securities issued under the Indenture (including the Debt Securities) will be equally and ratably secured with any and all such Funded Debt and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of any: (a) Acquisition Lien or Permitted Encumbrance; or (b) Lien created or assumed by the Company or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or a Subsidiary. In case the Company or any Subsidiary shall propose to create or permit to exist a Lien on any Principal Property at any time owned by it to secure any Funded Debt of the Company or any Subsidiary, other than Funded Debt permitted to be secured under clauses (a) or
(b) above, the Company will prior thereto give written notice thereof to the Trustee, and the Company will, or will cause such Subsidiary to, prior to or simultaneously with such creation or permission to exist, by supplemental indenture executed to the Trustee (or to the extent legally necessary to another trustee or additional or separate trustee), in form satisfactory to the Trustee, effectively secure all the securities issued under the Indenture equally and ratably with such Funded Debt and any other indebtedness entitled to be equally and ratably secured.

     Notwithstanding the foregoing, the Company or a Subsidiary may issue, assume or guarantee Funded Debt secured by a Lien which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Funded Debt of the Company or a Subsidiary secured by a Lien which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Funded Debt permitted to be secured under the foregoing exception), does not at the time exceed 10% of the Consolidated Net Tangible Assets of the Company, as shown on the audited consolidated financial statements of the Company as of the end of the fiscal year preceding the date of determination. (Section 1007.)

     The holder of more than 50% in principal amount of the outstanding securities issued under the Indenture (including the Debt Securities) may waive compliance by the Company with the covenant contained in Section 1007 of the Indenture (and certain other covenants of the Company). (Section 1009.)

     The Indenture defines the term "Subsidiary" to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. The term "Principal Property" is defined to mean any property interest in oil and gas reserves located in the United States or offshore the United States and owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest exceeds two (2) percent of Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its Subsidiaries as a whole. Without limitation, the term "Principal Property" shall not include (i) accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of its Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or (ii) the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances. (Section 101.)

     The term "indebtedness," as applied to the Company or any Subsidiaries, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a Lien upon property owned by the Company or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by the Company or any Subsidiary is for all purposes of the Indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of the Company or any Subsidiary does not include (i) any amount representing capitalized lease obligations; (ii) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such persons or with third persons, with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, to advance or supply funds to or to invest in such other persons, or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered), and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (iii) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

     The term "Funded Debt" as applied to the Company or any Subsidiary is defined to mean all indebtedness incurred, created, assumed or guaranteed by the Company or any Subsidiary, or upon which such corporation customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined. (Section 101.)

     "Lien" is defined to mean any mortgage, pledge, lien, security interest or similar charge or encumbrance. (Section 101.) "Acquisition Lien" is defined to mean any (i) Lien upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by the Company or any Subsidiary, provided that any such Lien applies only to the property so acquired and fixed improvements thereon, (ii) Lien upon any property acquired before or after the date of the Indenture by any corporation that is or becomes a Subsidiary after the date of the Indenture ("Acquired Entity"), provided that any such Lien (1) shall either (A) exist prior to the time the Acquired Entity becomes a Subsidiary or (B) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a subsidiary or thereafter acquired by it from sources other than the Company or any other Subsidiary, and (iii) any extension, renewal or refunding, in whole or in part, of any Lien permitted by clause (i) or (ii) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the Lien extended, renewed or refunded. (Section 101.)

     "Permitted Encumbrance" is defined to mean any (a) Lien reserved in any oil, gas or other mineral lease for rent, royalty or delay rental under such lease and for compliance with the terms of such lease; (b) Lien for any judgments or attachments in an aggregate amount not in excess of $10,000,000, or Lien for any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond; (c) sale or other transfer of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in place, or the future production thereof, for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or a specified amount of such crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances or the sale or other transfer of any other interest in property of the character commonly referred to as a "production payment," "overriding royalty," "net profits interest," "royalty" or similar burden on any oil and gas property or mineral interest owned by the Company or any Subsidiary; (d) Lien consisting of or reserved in any (i) grant or conveyance in the nature of a farm-out or conditional assignment to the Company or any Subsidiary entered into in the ordinary course of business to secure any undertaking of the Company or any Subsidiary in such grant or conveyance, (ii) interest of an assignee in any proved undeveloped lease or proved undeveloped portion of any producing property transferred to such assignee for the purpose of the development of such lease or property, (iii) unitization or pooling agreement or declaration, (iv) contract for the sale, purchase, exchange or processing of production, or (v) operating agreement, area of mutual interest agreement and other agreement which is customary in the oil and gas business and which agreement does not materially detract from the value, or materially impair the use of, the properties affected thereby; (e) Lien arising out of any forward contract, futures contract, swap agreement or other commodities contract entered into by the Company or any Subsidiary; (f) Lien on any oil and gas property of the Company or any Subsidiary thereof, or on production therefrom, to secure any liability of the Company or such Subsidiary for all or part of the Development Cost for such property under any joint operating, drilling or similar agreement for exploration, drilling or development of such property, or any renewal or extension of such Lien; or (g) certain other Liens as described in the Indenture. (Section 101.)

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture provides that, with the consent of the holders of more than 50% in principal amount of all outstanding securities issued under the Indenture (the "Indenture Securities") (including, where applicable, the Debt Securities) affected thereby, the Company and the Trustee may enter into a supplemental indenture for the purpose of adding to, changing or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders of Indenture Securities. Notwithstanding the foregoing, the consent of the holder of each outstanding Indenture Security affected thereby will be required to: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any Place of Payment where, or change the coin or currency in which, any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date); (b) reduce the percentage in principal amount of the outstanding Indenture Securities of any series, the consent of whose holders is required for any supplemental indenture or for any waiver provided for in the Indenture; or
(c) with certain exceptions, modify any of the provisions of the section of the Indenture which concern waiver of past defaults, waiver of certain covenants or consent to supplemental indentures, except to increase the percentage of principal amount of Indenture Securities of any series, the holders of which are required to effect such waiver or consent or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby. The Indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision shall be deemed not to affect the rights under the Indenture of the holder of Indenture Securities of any other series. (Section 902.)

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     Under the Indenture, the term "Event of Default" with respect to any series of Indenture Securities, means any one of the following events which shall have occurred and is continuing: (a) default in the payment of any interest upon any Indenture Security of that series when it becomes due and payable or default in the payment of any mandatory sinking fund payment provided for by the terms of any series of Indenture Securities, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Indenture Security of that series at its Maturity; (c) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is otherwise specifically dealt with in the Indenture or which has been expressly included in the Indenture solely for the benefit of one or more series of Indenture Securities other than that series), and continuance of such default or breach for 60 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in principal amount of all outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or (d) certain events involving the Company in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors (Section 501.)

     If an Event of Default described in clause (a) or (b) in the foregoing paragraph has occurred and is continuing with respect to Indenture Securities of any series, the Indenture provides that the Trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount of all of the Indenture Securities of that series to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (c) or (d) of the foregoing paragraph occurs and is continuing, the Trustee or the holders of not less that 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount of all of the Indenture Securities to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. (Section 502.)

     A default under other indebtedness of the Company is not an Event of Default under the Indenture, and an Event of Default under one series of Indenture Securities will not necessarily be an Event of Default under another series.

     At any time after such a declaration of acceleration with respect to Indenture Securities of any series (or of all series, as the case may be) has been made and before judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by acceleration) have been paid or deposited with the Trustee. (Section 502.) With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a) or (b) of the first paragraph of this heading "Events of Default and Rights Upon Default" (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default), and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (b) in respect to a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

     The holders of not less than a majority in principal amount of the Indenture Securities of any series at the time outstanding are empowered under the terms of the Indenture, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512.)

     The Indenture further provides that no holder of an Indenture Security of any series may enforce the Indenture except in the case of failure by the Trustee to act for 60 days after notice of a continuing Event of Default with respect to the Indenture Securities of that series and after request by the holders of not less than 25% in principal amount of the outstanding Indenture Securities of such series and the offer to the Trustee of reasonable indemnity, but this provision will not prevent a holder of any Indenture Security from enforcing the payment of the principal of, and interest on, such holder's Indenture Security. (Section 507 and 508.)

     The Indenture requires that the Company deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate, stating whether to the best knowledge of the signers thereof the Company is in default in the performance and observance of certain of the terms of the Indenture, and if so, specifying each such default and the nature and status thereof of which the signers may have knowledge. (Section 1008.)

DISCHARGE OF INDENTURE

     With certain exceptions, the Company may discharge its obligations under the Indenture with respect to any series of Indenture Securities by (i) paying or causing to be paid the principal of (and premium, if any) and interest on all the Indenture Securities of such series outstanding, as and when the same shall become due and payable; (ii) delivering to the Trustee all outstanding Indenture Securities of such series for cancellation; or (iii) entering into an agreement in form and substance satisfactory to the Company and the Trustee providing for the creation of an escrow fund and depositing in trust with the Trustee, as escrow agent of such fund, sufficient funds in cash and/or Eligible Obligations and/or U.S. Government Obligations, maturing as to principal and interest in such amounts and at such times, as will be sufficient to pay at the Stated Maturity or Redemption Date all such Indenture Securities of such series not previously delivered to the Trustee for cancellation, including principal (and premium, if any) and interest to the Stated Maturity or Redemption Date. (Section 401.)

     The Indenture defines "Eligible Obligations" to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section
101).

     For federal income tax purposes, there is a substantial risk that a legal defeasance of a series of Indenture Securities by the deposit of cash, Eligible Obligations, or U.S. Government Obligations in a trust would be characterized by the Internal Revenue Service or a court as a taxable exchange by the holders of the Indenture Securities of that series for either (i) an issue of obligations of the defeasance trust or (ii) a direct interest in the cash and/or Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust. If the defeasance were so characterized, then a holder of an Indenture Security of the series defeased would be: (i) required to recognize gain or loss (which would be capital gain or loss if the Indenture Securities were held as a capital asset) at the time of the defeasance as if the Indenture Security had been sold at such time for an amount equal to the amount of cash and the fair market value of the Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust; (ii) required to include in income in each taxable year the interest and any original issue discount or gain or loss attributable to either such defeasance trust obligations or such securities, as the case may be; and
(iii) subject to the market discount provisions of the Internal Revenue Code as they may pertain to such defeasance trust obligations or such securities. As a result, a holder of an Indenture Security may be required to pay taxes on any such gain or income even though such holder may not have received any cash therefrom. Prospective investors are urged to consult their own advisors as to the tax consequences of an actual or legal defeasance, including the applicability and effect of tax laws other than Federal income tax law.

CONCERNING THE TRUSTEE

     Texas Commerce Bank National Association, 712 Main Street, Houston, Texas 77002, is the Trustee under the Indenture. Such bank may from time to time also act as a depository of funds for, make loans to, and perform other services for, the Company, or its affiliates in the normal course of business. Forrest E. Hoglund, Chairman of the Board, President and Chief Executive Officer, and a Director of the Company, is also an advisory director of Texas Commerce Bank National Association.

     The holders of a majority in principal amount of the outstanding securities issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of securities issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

     If the Trustee shall have or acquire any "conflicting interest" within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. (Section 608.) The Trust Indenture Act also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of such claims, as security or otherwise. (Section 613.)

                            THE SELLING STOCKHOLDER

                                                                                        PERCENT OF
                               BENEFICIAL OWNERSHIP(1)                    SHARES         CLASS TO
                               -----------------------    SHARES TO     TO BE OWNED      BE OWNED
     SELLING STOCKHOLDER        SHARES      PERCENTAGE     BE SOLD     AFTER SALE(1)    AFTER SALE
     -------------------       ---------    ----------    ---------    -------------    ----------
Enron Corp...................  84,940,000     53.2%       4,940,000(2)  80,000,000(2)     50.1%(2)

---------------

(1) Enron Corp. has previously issued certain Exchangeable Notes, which at maturity may be exchanged for no more than 10,500,000 shares of Common Stock owned by Enron Corp., subject to adjustment under certain circumstances and to Enron Corp.'s option to pay an amount in cash in lieu of such mandatory exchange. The shares that may be delivered upon exchange therefor are beneficially owned by Enron Corp. until such time, if any, as they are delivered at maturity of the Exchangeable Notes. If no additional shares of Common Stock are either sold or bought by Enron Corp. and the maximum number of shares of Common Stock are delivered at maturity of the Exchangeable Notes, Enron Corp. will beneficially own 74,440,000 shares of Common Stock or approximately 46.6% of the outstanding shares.

(2) Enron Corp. may sell hereunder from time to time a number of shares of Common Stock totaling up to an aggregate of no greater than 4,940,000 shares. If the maximum number of shares of Common Stock are sold hereunder, no additional shares of Common Stock are bought by Enron Corp. and the Exchangeable Notes have not matured, Enron Corp. would own approximately 50.1% of the outstanding shares after such sale.

                RELATIONSHIP BETWEEN THE COMPANY AND ENRON CORP.

     Through its ability to elect all of the directors of the Company, Enron Corp. has the ability to control all matters relating to the management and policies of the Company. The nature of the respective businesses of the Company and Enron Corp. and its affiliates is such as to potentially give rise to conflicts of interest between the two companies. The Company and Enron Corp. and its affiliates have in the past entered into material intercompany transactions and agreements incident to their respective businesses, and they may be expected to enter into transactions and agreements in the future. The Company believes that its existing transactions and agreements with Enron Corp. and its affiliates have been at least as favorable to the Company as could be obtained from third parties, and the Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. and its affiliates will be at least as favorable to the Company as could be obtained from third parties. In connection with the finance and trading business of Enron Corp.'s subsidiary, Enron Capital & Trade Resources Corp. ("ECT"), affiliates of ECT may make investments in the debt or equity of companies engaged in the exploration for, and the development, production and marketing of, natural gas and crude oil. Conflicts may arise between these companies and the Company, and Enron Corp. will be required to resolve such conflicts in a manner that is consistent with its fiduciary and contractual duties to other investors in these companies and its fiduciary duties to the Company.

                          DESCRIPTION OF COMMON STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of the Company consists of 320,000,000 shares of Common Stock, $.01 par value, of which 159,587,118 shares were outstanding on January 31, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company, as amended, a copy of which is filed as an exhibit to the Registration Statements of which this Prospectus is a part.

     The Common Stock possesses ordinary voting rights for the election of directors and in respect to other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor.

     Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any corporate debts. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

     The transfer agent and registrar of the Common Stock is First Chicago Trust Company of New York, Jersey City, New Jersey.

LIMITATION ON DIRECTORS' LIABILITY

     Delaware corporation law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such laws, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. The Delaware laws enable corporations to limit available relief to equitable remedies such as injunction or rescission. The Restated Certificate of Incorporation, as amended, of the Company limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

                              PLAN OF DISTRIBUTION

     The Company and/or the Selling Stockholder may sell the Securities offered hereby (i) through underwriters, brokers, dealers or agents; or (ii) directly to purchasers. In addition, the Selling Stockholder may sell any shares of Common Stock offered hereby from time to time in transactions (including block transactions in which the Selling Stockholder is the seller) on the NYSE or any other exchange on which the Common Stock may be traded, or in the over-the-counter market. The Selling Stockholder may also sell shares of Common Stock in special offerings, exchange distributions or secondary distributions in accordance with the rules of the NYSE or such other exchange, in negotiated transactions, including through the writing of call options or the purchase of put options on shares of the Common Stock (whether such options are listed on an options exchange or otherwise), pursuant to Rule 144, or otherwise. The Selling Stockholder may effect such transactions by selling shares of the Common Stock to or through underwriters, dealers, brokers or agents. Such underwriters, dealers, brokers or agents may sell such shares to institutional purchasers in one or more transactions (including block transactions) on the NYSE or otherwise. Any sales of the Securities may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If required in connection with a particular offering of Securities, a Prospectus Supplement with respect to such offering of Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers, brokers or agents, the purchase price of the Securities and the proceeds to the Company and/or the Selling Stockholder from such sale, any delayed delivery arrangements, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Securities, underwriters, brokers, dealers or agents may be deemed to have received compensation from the Company or the Selling Stockholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered if any are purchased.

     If dealers are utilized in the sale of Securities, the Company and/or the Selling Stockholder will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. To the extent required, the names of dealers or brokers acting as dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold directly by the Company and/or the Selling Stockholder or through agents designated by the Company and/or the Selling Stockholder from time to time. To the extent required, any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the Selling Stockholder to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company and/or the Selling Stockholder will authorize agents, underwriters, brokers or dealers to solicit offers from certain types of institutions to purchase Securities from the Company and/or the Selling Stockholder at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     The Securities (other than the Common Stock), when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by the Company or the Selling Stockholder for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Agents, brokers, dealers and underwriters may be entitled under agreements with the Company and/or the Selling Stockholder to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, brokers, dealers or underwriters may be required to make in respect thereof. Agents, brokers, dealers and underwriters may be customers of, engage in transactions with or perform services for the Company or the Selling Stockholder in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Securities offered hereby will be passed upon for the Company by Barry Hunsaker, Jr., Esq., Senior Vice President and General Counsel of the Company, and for the Underwriters by Bracewell & Patterson, L.L.P. Mr. Hunsaker owns substantially less than 1% of the outstanding shares of Common Stock. Bracewell & Patterson, L.L.P. provides services to the Company and to Enron Corp. and certain of its subsidiaries and affiliates on matters unrelated to the offering of the Securities.

                                    EXPERTS

     The consolidated financial statements and schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE THE DATE HEREOF. THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                             ---------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                           PAGE
                                           ----
Capitalization.........................     S-2
Use of Proceeds........................     S-3
Ratio of Earnings to Fixed Charges.....     S-3
Description of Notes...................     S-3
Underwriting...........................     S-5
Validity of the Notes..................     S-5
                   PROSPECTUS
Available Information..................       2
Incorporation of Certain Documents by
  Reference............................       2
Business of the Company ...............       3
Use of Proceeds........................       4
Ratios of Earnings to Fixed Charges....       4
Description of Debt Securities.........       5
The Selling Stockholder................      12
Relationship Between the Company and
  Enron Corp...........................      13
Description of Common Stock............      14
Plan of Distribution...................      15
Validity of Securities.................      16
Experts................................      16


$100,000,000

ENRON OIL & GAS COMPANY

6.50% NOTES DUE 2004

[ENRON LOGO]

SALOMON BROTHERS INC

GOLDMAN, SACHS & CO.

LEHMAN BROTHERS

MORGAN STANLEY DEAN WITTER

PROSPECTUS SUPPLEMENT

DATED SEPTEMBER 24, 1997